Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122746 on Form S-8, Registration Statement No. 333-122742 on Form S-3 and Amendment No. 1 to Registration Statement No. 333-106065 on Form S-2 of our reports dated December 15, 2005 relating to the consolidated financial statements and financial statement schedule of RGC Resources, Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the assets of its subsidiary Diversified Energy Company, d/b/a Highland Propane Company described in Note 2), appearing in and incorporated by reference in the Annual Report on Form 10-K of RGC Resources, Inc. for the year ended September 30, 2006.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

December 20, 2006